Exhibit 99.1

NeoPharm Announces Execution of a Letter of Intent with SIRO ClinPharm for a planned Confirmatory Phase III Trial for Cintredekin Besudotox (IL13-PE38QQR)

LAKE BLUFF, Ill.--(BUSINESS WIRE)--NeoPharm, Inc. (NASDAQ: NEOL) today announced that it has signed a letter of intent with SIRO ClinPharm USA (“SIRO”) with regard to SIRO’s engagement to oversee a planned confirmatory Phase III trial for its drug product candidate Cintredekin Besudotox (IL13-PE38QQR) (“IL-13”), for the treatment of patients suffering from Recurrent Glioblastoma Multiforme (GBM).

“Over the last year, we have completed an extensive evaluation of IL-13 for the treatment of GBM, and believe that the value and opportunity of this drug candidate merits the commencement of a confirmatory Phase III trial,” commented Mr. Laurence Birch, President and Chief Executive Officer of NeoPharm Inc. “We are on a clear path of clinical development with the announcement of several new trials over the last two months and are encouraged by our progress to date. Going forward, we will continue to identify opportunities to further extract value from our robust drug candidate pipeline.”

Dr. Aquilur Rahman, the Company’s Chief Scientific Advisor commented, “This confirmatory Phase III trial is designed with a primary objective of determining Overall Survival, as well as a secondary objective of determining Progression Free Survival, or PFS. We will monitor the Phase III confirmatory trial to determine if there is any advantage of PFS duration in these patients with IL-13. We believe that if any significant advantage of PFS for patients treated with IL-13 compared to the standard of care in GBM is demonstrated, that such evidence may be taken into consideration for possible regulatory approval of IL-13. In addition, we will monitor the delivery system with an imaging agent to ensure that tumor areas in the brain are fully impregnated with drug to provide the full therapeutic benefit of this very active agent for GBM. These trials will be performed in consultation with the FDA.”

This Phase III trial is projected to enroll a total of 45 patients beginning by the fourth quarter of calendar 2008. NeoPharm anticipates that this Phase III trial will generate substantial data by the end of calendar year 2009. The Company will evaluate the results from such a confirmatory trial to decide whether to expand the Phase III trial into a multinational, multicenter trial to increase the patients’ database, with the goal of satisfying the FDA’s requirements for a Cintredekin Besudotox BLA submission.

"We welcome the opportunity to help NeoPharm conduct this complex oncology trial in India, where we believe IL-13 will be most likely to demonstrate significant benefits for patients with GBM. Our goal is to help bring such life-prolonging therapies to the market as quickly as possible by developing the high-quality data that is required by the FDA, EMEA and other global regulatory agencies," commented Dr. Mark Bradshaw, President of SIRO ClinPharm USA.

Under the terms of the binding letter of intent, NeoPharm and SIRO have agreed to negotiate in good faith the terms of a clinical research agreement pursuant to which SIRO would provide clinical research oversight of the Phase III confirmatory trial in India.

About NeoPharm, Inc.

NeoPharm, Inc., based in Lake Bluff, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer and other drugs for therapeutic applications. Additional information, including ongoing clinical trials, can be obtained by visiting NeoPharm’s Web site at www.NeoPharm.com.

About SIRO ClinPharm USA, LLC

SIRO ClinPharm USA LLC is the US affiliate of one of India’s largest Clinical Research Organizations, which was established in 1996 and currently has 350 full-time professionals. SIRO ClinPharm USA has extensive experience in executing all phases (Phase I-IV) of clinical trials in India in compliance with ICH and GCPs.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as "expects," "intends," “projects,” "hopes," "anticipates," "believes," "could," "may," "evidences" and "estimates," and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company's drug development programs, the initiation, progress, and outcomes of clinical trials of the Company’s drug product candidates including, but not limited to IL-13, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to difficulties or delays that may arise in the development, testing, regulatory approval, production, and marketing of the Company's drug compounds, including, but not limited to, IL-13, the Company's possible need to reduce its funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing to expand the Phase III trial for IL-13, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug product candidates, including, but not limited to, IL-13, that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to commercialize any of its drug product candidates, including, but not limited to, IL-13, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual report on Form 10-K for the calendar year ended December 31, 2007, as subsequently updated by the Company in its quarterly reports on Form 10-Q for. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

CONTACT:
NeoPharm, Inc.
Laurence Birch
President and Chief Executive Officer of NeoPharm, Inc.
847-870-0800